CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

UTSTARCOM HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.015 per share	Other (2)	1,725,581	$3.69 (3)	$6,367,393.89	$110.20 per $1,000,000 of the proposed maximum aggregate offering price	$701.69
Total Offering Amounts					$6,367,393.89		$701.69
Total Fee Offsets							-
Net Fee Due							$701.69

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may from time to time be offered or issued in respect of the securities registered by this Registration Statement as a result of any share dividend, share split, recapitalization or other similar transaction.

(2)	Rule 457(c) and Rule 457(h).
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. Based on the average of high ($3.80) and low ($3.57) sale prices of the ordinary share, as reported on The Nasdaq Capital Market on June 14, 2023, which date is within five business days prior to filing this registration statement, and rounded up to $3.69 solely for purposes of calculating the registration fee.